Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated September 22, 2011, on the financial statements of Cortina Funds, Inc., comprising the Cortina Small Cap Growth Fund and Cortina Small Cap Value Fund (the “Funds”), as of September 19, 2011 and for the one day the ended and to all references to our firm included in or made a part of this Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Cortina Funds, Inc. Registration Statement on Form N-1A.

/s/ COHEN FUND AUDIT SERVICES, LTD.

COHEN FUND AUDIT SERVICES, LTD.

Westlake, Ohio

September 22, 2011